Exhibit 6.16

EXECUTION COPY

LOAN AGREEMENT

This Loan Agreement (“Agreement”) is entered into effective as of March 31, 2019 (“Effective Date”) by and between To The Stars Academy of Arts and Science Inc., a Delaware public benefit corporation (“Borrower”), and Thomas M. DeLonge, an individual (“Lender”), with reference to the following facts:

A.       Borrower has from time to time in 2017 and 2018 been loaned funds by Lender to pay operational expenses, to fund working capital requirements, and for other purposes (such amounts, together with any additional funds that Lender may loan to Borrower from time to time hereafter, the “Loans”).

B.       Borrower and Lender desire to memorialize the terms and conditions of the Loans, as set forth herein.

Now, therefore, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.       Loans and Expenses. Lender hereby agrees to lend to Borrower the principal amount of thirty thousand two hundred fifteen dollars ($30,215.00), and Borrower further acknowledges that Lender previously loaned Borrower a principal amount of sixty-nine thousand seven hundred eighty-five dollars ($69,785.00) in installments throughout 2017 and 2018, for a total aggregate principal amount of one hundred thousand dollars ($100,000.00), which collectively constitute the Loans outstanding as of the date hereof. Such Loans shall bear interest at a rate of six percent (6.0%) per annum commencing from the Effective Date or date of funding, whichever is later, until the aggregate principal amount and all accrued interest thereon are paid in full (such aggregate principal amount of the Loans outstanding from time to time and any accrued and unpaid interest thereon from time to time outstanding as of any specified time, the “Loan Amount”). All costs and expenses incurred by Lender in connection with making, administering, collecting and enforcing the terms of any Loans made to Borrower shall be payable by Borrower upon demand, and any such cost and expenses amounts that are not timely paid shall be added to the Loan Amount as principal and shall accrue interest at the rate provided above until paid in full.

2.       Repayment. Borrower promises to repay the Loans in full to Lender on or before December 31, 2020 (the “Maturity Date”). Borrower may prepay the Loan Amount in whole or in part at any time and from time to time prior to the Maturity Date without premium or penalty. All payments made hereunder shall be applied first to pay any accrued and then unpaid interest on the Loans and once all outstanding interest has been paid current, any remaining funds shall be applied to pay principal amounts of the Loans then outstanding. For purposes of clarification, it is understood that the obligation to repay any amounts loaned pursuant to this Agreement is solely an obligation of the Borrower and no director or officer of the Borrower shall have any personal liability therefor or obligation with respect thereto.

3.       Recordkeeping and Reporting. Borrower shall maintain financial books and records reflecting any Loans made to Borrower pursuant to or as memorialized in this Agreement and any amounts repaid to Lender with respect thereto, including in each case the Loan Amount remaining outstanding after any such repayment; provided, that Borrower’s books and records shall not be deemed to be the conclusive evidence of the status of the Loans made pursuant hereto, any payments with respect thereto, or the applicable Loan Amount outstanding from time to time. Lender and its representatives shall be entitled upon request to inspect all financial information, statements, Loan Amount calculations, and any other books or records in the possession or control of Borrower relating to the Loans and other matters contemplated hereby, including the Loan Amount from time to time outstanding and the order and priority of application of any repayments made hereunder.

EXECUTION COPY

4.       Miscellaneous. This Agreement (a) shall be governed by and construed in accordance with the laws of the state of California without giving effect to its conflicts or choice of law principles, (b) may not be amended except in a written instrument signed by both parties, (c) may be executed by original or facsimile, pdf or other electronically transmitted signature, and in two or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument, (d) may not be waived except in writing, and (e) represents the complete and final understanding of the parties with respect to the subject matter hereof (and supersedes any prior discussions, understandings or agreements with respect to such subject matter), and no failure to enforce any specific provision hereof shall constitute a continuing waiver of such provision or of any other provision hereof at a future time or in a different circumstance. Borrower may assign the Loans and its payment obligations with respect thereto only with the prior written consent of Lender and subject to such assignment and assumption documents as Lender may require in its sole discretion.

IN WITNESS WHEREOF, the undersigned have executed this Loan Agreement effective as of the date first set forth above.

BORROWER:

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware Public Benefit Corporation

/s/ James Semivan
James Semivan, VP Operations

LENDER:

/s/ Thomas M. DeLonge
Thomas M. DeLonge